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                                                                    Exhibit 99.2


                              WMS INDUSTRIES INC.
                          3401 North California Avenue
                             Chicago, Illinois 60618


                 WMS AND MIDWAY ANNOUNCE MIDWAY'S ACQUISITION OF
                    NORTH AMERICA AND JAPAN PERSONAL COMPUTER
                    RIGHTS AND PRELIMINARY EARNINGS ESTIMATES
                              FOR THE THIRD QUARTER

CHICAGO -- March 13, 1998 -- WMS Industries Inc. (NYSE:WMS) and Midway Games Inc. (NYSE:MWY), which is 86.7% owned by WMS, announced today that Midway has purchased from GT Interactive Software Corp. (Nasdaq: GTIS), "GTIS," distribution rights for Midway's personal computer (PC) games in North America and Japan for all future games released by Midway. Midway had originally granted these distribution rights to GTIS in 1995 when Midway was focusing on building its position in the console game market. Now that Midway is a leader in that market, it has elected to exploit directly the growth opportunities available in the North America and Japan PC game market. Midway anticipates introducing new PC games for distribution in North America beginning in its June 30, 1998 fiscal quarter.

WMS recently announced a record date of March 31, 1998 for the spin-off of its 86.7% ownership interest in Midway to WMS stockholders, pursuant to which WMS stockholders will receive approximately 1.2 shares of Midway common stock for each share of WMS common stock owned on the record date. For the fiscal quarter ending March 31, 1998, Midway expects that Hyper Drive, a coin operated video space game that it planned to introduce in March 1998, will instead be introduced in the Company's quarter which ends June 30, 1998. As a result, Midway's earnings for the quarter ending March 31, 1998 are anticipated to be approximately $0.18 per share compared to Midway's earnings of $0.17 per share for the quarter ended March 31, 1997. Midway noted that the creative process of game development often makes it difficult to precisely predict the timing of game deliveries. For the same quarter WMS expects to report a loss from its continuing pinball, novelty game, video lottery terminal and gaming device operations, of approximately $1.80 per share as compared to a loss from continuing operations of $0.10 per share for the quarter ended March 31, 1997. The March 31, 1998 quarterly loss from continuing operations of WMS includes an after tax charge of approximately $1.69 per share for the previously announced adjustments to the WMS outstanding common stock options. WMS noted that this expected loss from continuing operations of $0.11 per share, excluding the option adjustments, includes lower revenues and an increased loss from the pinball segment and higher revenues and a decreased loss from the gaming segment than reported in the previous quarter.

This press release contains forward-looking statements that involve risks and uncertainties including the risk that actual results for the quarter ending March 31, 1998, could be different from management's estimates contained herein, risks that anticipated deliveries of games could be delayed, abandoned or accelerated and the risks and uncertainties discussed in WMS' and Midway's reports filed with the Securities and Exchange Commission. Actual results could differ materially from those in these forward-looking statements.

WMS Industries Inc. is engaged in the design, manufacture and sale of pinball and novelty games and video lottery terminals and gaming devices. Midway Games Inc. is engaged in the design, distribution and sale of video games.


CONTACT:
Harold H. Bach, Jr.                or             Joseph N. Jaffoni,
Chief Financial Officer                           Kathleen M. Holmes
773/961-1111                                      Jaffoni & Collins Incorporated
                                                  212/835-8500, info@jcir.com